UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐ Soliciting Material Pursuant to sec. 240.14a-12

Omega Protein Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Omega Protein Corporation, to be held on Friday, June 12, 2009 at 9:00 a.m., local time, at The Hilton Houston Post Oak Hotel, 2001 Post Oak Blvd., Houston, Texas 77056. A notice of the meeting, Proxy Statement and proxy card are enclosed with this letter.

At the meeting, we will report on the progress of the Company, comment on matters of interest and respond to your questions. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2008 accompanies this mailing.

Stockholders can vote their shares by proxy by marking their votes on the proxy card or by attending the meeting in person.

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting, we hope that you will read the enclosed Proxy Statement and the voting instructions on the enclosed proxy card and then vote by completing, signing, dating and mailing the proxy card in the enclosed, postage pre-paid envelope. You may vote your shares in person if you attend the Annual Meeting, thereby canceling any proxy previously given. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

We appreciate your continued interest in the Company.

Sincerely,

Joseph L. von Rosenberg III Chairman of the Board, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 12, 2009

TO THE STOCKHOLDERS OF OMEGA PROTEIN CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Omega Protein Corporation (the “Company”) will be held at The Hilton Houston Post Oak Hotel, 2001 Post Oak Blvd., Houston, Texas 77056 on Friday, June 12, 2009 at 9:00 a.m., local time, for the following purposes:

1.	To elect two Class II directors for a term of three years and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on April 20, 2009 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment thereof. A list of such stockholders will be available during normal business hours at the offices of the Company for inspection at least ten days prior to the Annual Meeting.

You are cordially invited to attend this meeting.

By order of the Board of Directors

JOHN D. HELD Executive Vice President, General Counsel and Secretary

Houston, Texas

April 24, 2009

OMEGA PROTEIN CORPORATION

2105 CityWest Blvd.

Suite 500

Houston, Texas 77042

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

JUNE 12, 2009

General Information

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies by the Board of Directors of Omega Protein Corporation (“Omega” or the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held at The Hilton Houston Post Oak Hotel, 2001 Post Oak Blvd., Houston, Texas 77056 on Friday, June 12, 2009 at 9:00 a.m., local time, and at any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting is being held for the purposes set forth in this Proxy Statement. This Proxy Statement and the enclosed form of proxy (the “Proxy Card”) are first being mailed on or about April 27, 2009.

Important Notice Regarding the Availability of Proxy Materials.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of Annual Meeting of Stockholders, Proxy Card and Annual Report to Stockholders for the fiscal year ended December 31, 2008, and by notifying you of the availability of our proxy materials on the Internet. The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2008 are available at www.omegaprotein.com/annualmeeting. In accordance with the new rules, the materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors.

Proxy Card

The shares represented by any Proxy Card which is properly executed and received by the Company prior to or at the Annual Meeting (each, a “Conforming Proxy”) will be voted in accordance with the specifications made thereon. Conforming Proxies that are properly signed and returned but on which no specifications have been made by the stockholder will be voted in favor of the proposals described in the Proxy Statement. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those described in the Proxy Statement. However, if any other matters are properly brought before the Annual Meeting, the persons named in the Proxy Card will vote the shares represented by each Conforming Proxy on those matters as instructed by the Board of Directors, or in the absence of express instructions from the Board of Directors, in accordance with their own best judgment. A stockholder who has executed and delivered a Conforming Proxy may revoke that Conforming Proxy at any time before it is voted by (i) executing a new proxy with a later date and delivering the new proxy to the Secretary of the Company, (ii) voting in person at the Annual Meeting, or (iii) giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting.

Quorum and Other Matters

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), is necessary to constitute a quorum. Shares of Common Stock represented by Conforming Proxies will be counted as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock represented by Conforming Proxies that are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner’s discretion has been withheld (a “broker non-vote”) for voting on some or all other matters.

Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. You may either vote “FOR” or “WITHHOLD” authority to vote for the Company’s director nominees. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

All other matters to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals to be presented at the Annual Meeting. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have the same effect as a vote against the ratification of the appointment of the Company’s independent registered public accounting firm.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers, banks and other nominees do not receive voting instructions from their customers and the broker, bank or other nominee does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker, bank or other nominee may have authority to vote your shares on certain routine matters but not on non-routine matters. Routine matters include the election of directors and the ratification of independent auditors. Broker non-votes will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote for the ratification of the appointment of the Company’s independent registered public accounting firm.

Solicitation of Proxies

This solicitation of proxies is being made by the Board of Directors of the Company and all expenses of this solicitation will be borne by the Company. Directors, officers and employees may solicit proxies on behalf of the Board of Directors, without additional compensation, personally or by telephone. The Company has retained Georgeson, Inc. to solicit proxies at a fee of $6,000 plus reasonable expenses. The Company also expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The outstanding voting securities of the Company consist entirely of shares of Common Stock. Each share of Common Stock entitles its owner to one vote upon each matter to come before the Annual Meeting. Only stockholders of record at the close of business on April 20, 2009 (the “Record Date”) will be entitled to vote at the Annual Meeting and at any postponement or adjournment thereof. At the close of business on such date, the Company had outstanding 18,712,096 shares of Common Stock.

Security Ownership of Certain Beneficial Owners

To the Company’s knowledge, the following persons are the only persons who are beneficial owners of more than five percent of the Common Stock based on the number of shares outstanding on December 31, 2008 (18,710,096 shares):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Wellington Management Company LLP(2)	1,753,078	9.4%
75 State Street
Boston, Massachusetts 02109

AXA Financial, Inc.(3)	1,548,794	8.3%
1290 Avenue of the Americas
New York, New York 10104

Franklin Resources, Inc.(4)	1,189,052	6.4%
One Franklin Parkway
San Mateo, California 94403-1906

Austin W. Marxe and David M. Greenhouse(5)	1,128,985	6.0%
527 Madison Avenue, Suite 2600
New York, New York 10022

Dimensional Fund Advisors LP(6)	969,867	5.2%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or persons has the right to acquire within 60 days after December 31, 2008 is deemed to be outstanding, but is not deemed to be outstanding in computing the percentage ownership of any other person.
(2)	Based on a Schedule 13G dated February 17, 2009 filed with the SEC by Wellington Management Company, LLP, showing shared voting power over 1,206,621 shares and shared dispositive power over 1,753,078 shares.
(3)	Based on a Schedule 13G dated February 13, 2009 filed with the SEC by AXA Financial, Inc. (“AXA”), a parent holding company for multiple subsidiaries which operate under independent management and make independent voting and investment decisions. The Schedule 13G reports sole voting power over 371,760 shares and sole dispositive power over 798,819 shares by AXA Rosenberg Investment Management LLC, a subsidiary of AXA. The Schedule 13G also reports sole voting power over 729,075 shares and sole dispositve power over 749,975 shares by Alliance Bernstein, an AXA subsidiary.
(4)	Based on a Schedule 13G dated January 30, 2009 filed with the SEC by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, L.L.C. showing sole voting and dispositive power by Franklin Advisory Services, L.L.C. over 1,189,052 shares.
(5)	Based on a Schedule 13G dated February 11, 2009 filed jointly with the SEC by Austin W. Marxe and David M. Greenhouse. According to the Schedule 13G, Messrs. Marxe and Greenhouse share voting and dispositve power over 1,128,985 shares of Common Stock and are the controlling principals of AWM Investment Company, Inc. (“AWM”), the General partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of Special Situations Fund III QP, L.P. (“SSFQP”). Marxe and Greenhouse are also members of MG Advisers L.L.C., the general partner of Special Situations Private Equity Fund, L.P. (“SSPE”). AWM serves as the investment advisor to SSFQP and SSPE.
(6)	Based on a Schedule 13G dated February 9, 2009 filed with the SEC by Dimensional Fund Advisors LP, showing sole voting power over 951,774 shares and sole dispositive power over 969,867 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of December 31, 2008 by each of the Company’s directors and executive officers, including each of the Named Executive Officers set forth in the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Shares of the Company’s Common Stock(1)		Percent of the Company’s Common Stock(2)
EXECUTIVE OFFICERS:
Robert W. Stockton	87,832		*
J. Scott Herbert	15,000		*
Joseph L. von Rosenberg III	0		*
John D. Held	0		*
Michael E. Wilson	0		*
Thomas R. Wittmann	0		*
Gregory Toups	0		*
Joseph E. Kadi	0		*
DIRECTORS:
William E. M. Lands	115,896	(3)	*
Paul M. Kearns	84,200		*
Harry O. Nicodemus IV	64,200		*
Gary L. Allee	26,708		*
Gary R. Goodwin	10,000		*
All directors and executive officers as a group, including those persons named above (13 total)	408,836		2.1%

*	Represents ownership of less than 1.0%.
(1)	Includes 81,832, 15,000, 90,000, 84,200, 64,200, 10,000, 10,000, and 355,232 shares of Common Stock subject to stock options exercisable on December 31, 2008 or within 60 days thereafter held by, respectively, Messrs. Stockton, Herbert, Lands, Kearns, Nicodemus, Allee, Goodwin and all directors and executive officers as a group. None of the directly owned shares of Common Stock or stock options are pledged as collateral. None of the directly owned shares of Common Stock or stock options held by directors or officers are held pursuant to any minimum shareholding requirement.
(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons, any security which such person or persons has the right to acquire within 60 days after December 31, 2008 is deemed to be outstanding, but is not deemed to be outstanding in computing the percentage ownership of any other person.
(3)	Includes 2,000 shares of Common Stock owned by a trust established for the benefit of Dr. Lands’ grandchildren. Dr. Lands disclaims beneficial ownership of such shares.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation divide the Board of Directors into three classes designated as Class I, Class II and Class III. Each class of directors is elected to serve a three-year term. The Board presently consists of six directors, two in Class I, two in Class II and two in Class III, whose terms expire at the 2011, 2009 and 2010 Annual Meetings, respectively, and until their successors are duly elected and qualified.

The Class II directors are Harry O. Nicodemus IV and Gary R. Goodwin, and their terms expire at the 2009 Annual Meeting, or as soon thereafter as their successors are elected and qualified. Each of Mr. Nicodemus and Mr. Goodwin has been nominated by the Board of Directors pursuant to the recommendation of the Corporate Governance and Nominating Committee to be elected by the holders of the Common Stock to serve an additional three-year term as a Class II director. The Board has determined that Mr. Nicodemus and Mr. Goodwin are independent under the rules of the NYSE and the definition of independent director established by the Board.

The Company’s Articles of Incorporation provide that no more than a minority of the number of directors necessary to constitute a quorum of the Board of Directors may be non-U.S. citizens. Each of the Company’s directors is a citizen of the United States except for Paul M. Kearns, a Class III director and a citizen of the United Kingdom.

Conforming Proxies representing shares of Common Stock held on the Record Date that are returned will be voted, unless otherwise specified, in favor of the nominees for the Class II directors named below. The nominees have consented to be named in this Proxy Statement and to serve if elected, but should either nominee be unavailable to serve (which event is not anticipated) the persons named in the Proxy Card intend to vote for such substitute nominee or nominees as the Corporate Governance and Nominating Committee may recommend and that the Board of Directors may nominate.

Class II Nominees—Current Term Expires at the 2009 Annual Meeting

HARRY O. NICODEMUS IV, age 61, has been a director of the Company since April 2004. Since June 2008, Mr. Nicodemus served as the Chief Financial Officer of Awty School International, Inc., an international school in Houston, Texas. From November 2006 to April 2008, Mr. Nicodemus served as a Director at Outsource Partners International, a business process outsourcing firm. From November 2003 to October 2006, Mr. Nicodemus served as Vice President, Chief Financial Officer, Chief Accounting Officer, Secretary and Compliance Officer of Equus Capital Management Corporation, a financial advisor for Equus II Incorporated, which is a publicly-traded business development company with investments in privately owned businesses and venture capital firms. Prior thereto, Mr. Nicodemus held senior financial and accounting positions with various public companies and also practiced accounting with a national accounting firm. Mr. Nicodemus is a certified public accountant.

GARY R. GOODWIN, age 52, has been a director since November 2006. Mr. Goodwin has been a Principal and Vice President—Crude Oil Marketing of Texon, L.P., a privately held crude oil marketing company since 1996.

Vote Required. Each nominee shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH CLASS II NOMINEE AS A DIRECTOR.

Continuing Directors

Biographical and other information with respect to all members of the Board of Directors whose current terms will continue after the Annual Meeting is set forth below:

Class I Directors—Current Term Expires at the 2011 Annual Meeting

GARY L. ALLEE, age 64, has been a director of the Company since May 1998. For more than the past five years, Dr. Allee has been Professor of Swine Nutrition at the University of Missouri. Dr. Allee has also served as President and as a member of the Board of Directors of the Midwest Section of the American Society of Animal Science. Dr. Allee has B.S. and M.S. degrees in Animal Husbandry and Swine Nutrition from the University of Missouri and a Ph.D. in Nutritional Sciences from the University of Illinois.

WILLIAM E. M. LANDS, age 78, has been a director of the Company since May 1998. In February 2002, Dr. Lands retired as Senior Scientific Advisor to the Director of the National Institute on Alcohol Abuse and Alcoholism, a position he assumed after serving as head of the Department of Biological Chemistry at the University of Illinois Medical Center. Dr. Lands has a B.S. degree in Chemistry from the University of Michigan and a Ph.D. in Biological Chemistry from the University of Illinois.

Class III Directors—Current Term Expires at the 2010 Annual Meeting

PAUL M. KEARNS, age 45, has been a director of the Company since June 2001. Mr. Kearns is Director—Marine at Price Forbes Ltd., a London-based insurance brokerage firm which is the successor to Prentis, Donegan & Partners, Ltd., an insurance brokerage firm which Mr. Kearns co-founded in 1993. Mr. Kearns has more than 20 years of experience in the global risk management and insurance industries. Mr. Kearns is a citizen of the United Kingdom.

JOSEPH L. VON ROSENBERG III, age 50, has been President and Chief Executive Officer and a director of the Company since July 1997 and Chairman of the Board since November 2006.

Board of Directors and Board Committees

The Company’s Board of Directors has six directors and has established the Audit, Compensation, Scientific and Corporate Governance and Nominating Committees as its standing committees. The Board of Directors does not have an executive committee or any committees performing a similar function.

The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) to assist the Board in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Guidelines also contains the Board’s definitions for determining director independence. The Guidelines are posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of these Guidelines to any stockholder upon request.

During 2008, the Board of Directors met five times and acted two times by unanimous written consent, the Audit Committee met four times, the Compensation Committee met five times and acted eight times by unanimous written consent, the Scientific Committee met one time, and the Corporate Governance and Nominating Committee met one time. Each incumbent director, during the period for which he was a director in 2008, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.

Audit Committee. The Audit Committee consists of Mr. Nicodemus (Chairman), Dr. Allee and Dr. Lands, each of whom the Board of Directors has determined to be “independent” under the definition set forth in the NYSE listing standards, under the standards set for audit committee members by the Securities Exchange Act of

1934, as amended (the “Exchange Act”), and under the definition of independent director established by the Board. The Board of Directors has also determined that Mr. Nicodemus is an audit committee financial expert as that term is used in applicable SEC regulations.

The Audit Committee reviews the adequacy of the Company’s internal control systems and financial reporting procedures, reviews the general scope of the annual audit and reviews and monitors the performance of non-audit services by the Company’s independent auditors. The Audit Committee also meets with the Company’s independent auditors and with appropriate financial personnel of the Company regarding these matters. The Audit Committee also appoints the Company’s independent auditors. The independent auditors may meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

Compensation Committee. The Compensation Committee consists of Mr. Kearns (Chairman), Mr. Goodwin and Dr. Allee, each of whom the Board of Directors has determined to be independent under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. The Compensation Committee determines the compensation (both salary and performance incentive compensation) to be paid to the Chief Executive Officer and certain other officers of the Company, and makes grants of long-term incentive awards. The Compensation Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

For a description of the Company’s processes and procedures for considering and determining executive and director compensation, see “Compensation Discussion and Analysis for the Year Ended December 31, 2008.”

Scientific Committee. The Scientific Committee consists of Dr. Lands (Chairman) and Dr. Allee, each of whom the Board of Directors has determined to be independent under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. The Scientific Committee keeps the Board of Directors and Company management apprised of scientific matters and developments that are relevant to the Company’s industry. The Scientific Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of Mr. Goodwin (Chairman), Mr. Nicodemus and Mr. Kearns, each of whom the Board of Directors has determined to be “independent” under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis on corporate governance matters, periodically reviews and assesses the effectiveness of the Board’s Corporate Governance and Nominating Guidelines and recommends proposed revisions to those Guidelines to the Board. The Committee also identifies individuals qualified to become members of the Board, recommends to the Board director nominees for Board seats and committee seats, and monitors and evaluates the orientation and training needs of directors. The Corporate Governance and Nominating Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

Other than the provisions contained in the Company’s Bylaws set forth below, the Corporate Governance and Nominating Committee has not historically established formal procedures to be followed by stockholders submitting recommendations for candidates for the Board, nor has it established a formal process for identifying candidates for directors. The Corporate Governance and Nominating Committee considers individuals who have distinguished records for leadership and success in their area of activity and who will make meaningful contributions to the Board. The Corporate Governance and Nominating Committee recommends to the Board nominees for director on the basis of broad experience, character, integrity, ability to make independent analytical inquiries, as well as their understanding of the Company’s business environment. The Company has not paid fees to any third party to identify, evaluate or assist any director candidates.

The Company’s Bylaws provide that nominations for the election of directors may be made upon timely notice given by a stockholder. A timely notice must be made in writing, and physically received by the Secretary of the Company, not later than the close of business on the 60th calendar day, nor earlier than the close of business on the 90th calendar day, before the first anniversary of the preceding year’s annual meeting (except that, in the event that the date of the annual meeting is more than 30 calendar days before, or more than 60 calendar days after, such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th calendar day before such annual meeting and not later than the close of business on the later of the 60th calendar day before such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by the Company). The stockholder notice must contain: (i) the name and address of the nominee for director, (ii) the name and address, as they appear on the books of the Company, of the stockholder proposing the nomination, (iii) the class and number of shares of the stock of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in the nomination.

Independent Directors. The Board of Directors has determined that all members of the Board, other than the Company’s Chief Executive Officer, Joseph L. von Rosenberg III, are “independent” under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. In addition, the Board of Directors has determined that all members of the Company’s Audit Committee, in addition to meeting the above standards, also meet the criteria for independence for audit committee members which are set out in the Exchange Act. The Board’s policy on the number or percentage of independent directors is that a majority of directors on the Board shall be independent. In addition, pursuant to Section 303A of the NYSE Listed Company Manual, the Company is required to have, and currently has, a majority of independent directors on the Board.

The Board of Directors determines whether each director is independent based upon all relevant facts and circumstances appropriate for consideration in the judgment of the Board. In the context of this review, the Board has adopted a definition of independent director which includes the NYSE definition of independent director and is included in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at www.omegaproteininc.com. The Company’s definition of independent director is set forth in full below:

(a)	No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company will disclose these determinations annually in its proxy statement.

(b)	In addition, a director is not independent if:

(i)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member (as defined in the NYSE Listed Company Manual) who is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

(ii)

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

(iii)	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked the Company’s audit within that time.

(iv)	The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year of such other company. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered payments for purposes of this test, provided however the Company shall disclose in its annual proxy statement, or if the Company does not file an annual proxy statement, in the Company’s annual report on Form 10-K filed with the SEC, any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. The Board is obligated to consider the materiality of any such relationship in accordance with Section (a) above.

(vi)	A director who is a control person or director, or the immediate family member of a control person or director, of an entity that is the beneficial owner of 25% of the outstanding shares of common stock of the Company is not independent until three years after the end of such control or director relationship.

In its determination of Board member independence, the Board determined that each of Dr. Allee, Mr. Goodwin, Dr. Lands and Mr. Nicodemus has no direct or indirect relationship with the Company of any type, other than in his capacity as a Board member, and that Mr. Kearns has no direct relationship with the Company, other than in his capacity as Board member. The Board was aware that Mr. Kearns’ employer, Price Forbes Ltd., has provided insurance services in the past for two lines of insurance utilized by the Company, and that the Company has paid commissions on those insurance policies, either to Price Forbes directly or to an insurance carrier who in turn reimbursed Price Forbes.

In 2008, the aggregate commissions paid to Price Forbes which related to Company business were approximately $366,000. The Board determined that these commissions were reasonable given the nature of the Company’s business, the availability of the applicable insurance, the superiority of the quotation when compared to other alternatives, and the complexity of the assignment. The Board also noted that Mr. Kearns owns less than 1% equity interest in Price Forbes and that his compensation from Price Forbes was not tied in any way to any commission relating to the Company’s business. Therefore, the Board concluded that Mr. Kearns was independent for purposes of the Board’s Corporate Governance Guidelines.

Stockholder and Interested Party Communications. The Board of Directors maintains a process for stockholders or other interested parties to communicate with the Board or any Board member. Stockholders or interested parties who desire to communicate with the Board should send any communication to the Company’s Corporate Secretary, c/o Omega Protein Corporation, 2105 City West Blvd., Suite 500, Houston, Texas 77042. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening or illegal, uses inappropriate expletive language or is similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at Annual Meetings. The Board does not have a policy requiring that all directors attend Company annual meetings of stockholders, but it encourages all directors to do so. The 2008 Annual Meeting of Stockholders was attended by all of the directors.

Presiding Director for Board Executive Sessions. The Company schedules regular executive sessions in which directors meet without management present. The Board has elected Dr. Gary Allee to be the Presiding Director at all Board executive sessions. Stockholders may communicate with the Presiding Director in the same manner described above under “—Stockholder and Interested Party Communications.”

Codes of Ethics. The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all Company employees, as well as a Code of Ethics for Financial Professionals which applies to all Company professionals who serve in a finance, accounting, treasury or investor relations role. The Codes are posted on the Company’s website at www.omegaproteininc.com. The Company intends to post amendments to or waivers from the Codes to the extent applicable to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions on the Company’s website. The Company will also provide a copy of these Codes to any stockholder upon request.

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company as of December 31, 2008.

Name	Age	Position
Joseph L. von Rosenberg III	50	Chairman of the Board, President and Chief Executive Officer
Robert W. Stockton	58	Executive Vice President and Chief Financial Officer
John D. Held	46	Executive Vice President, General Counsel and Secretary
Joseph E. Kadi	48	Senior Vice President - Operations
J. Scott Herbert	43	Senior Vice President—Sales and Marketing
Thomas R. Wittmann	59	Vice President—Operations
Michael E. Wilson	58	Vice President—Marine Operations and President of Omega Shipyard, Inc.
Gregory Toups	33	Vice President and Controller

JOSEPH L. VON ROSENBERG has served as President and Chief Executive Officer and a director of the Company since July 1997 and as Chairman of the Board since November 2006.

ROBERT W. STOCKTON has served as Executive Vice President and Chief Financial Officer of the Company since July 1997. Mr. Stockton also served as Secretary of the Company from January 2000 to September 2002. Mr. Stockton is a certified public accountant.

JOHN D. HELD has served as the Company’s General Counsel since March 2000, as Vice President of the Company from April 2002 to September 2002, as Senior Vice President from September 2002 to June 2006, as Secretary since September 2002 and as Executive Vice President since June 2006. From 1996 to 1999, Mr. Held was Senior Vice President, General Counsel and Secretary of American Residential Services, Inc., a then public company engaged in the consolidation of the air-conditioning, plumbing and electrical service industries. Prior thereto, Mr. Held practiced law for several years with a large law firm in Houston, Texas.

JOSEPH E. KADI has served as Director of Strategic Development of the Company from November 2008 to December 2008 and as Senior Vice President – Operations since December 2008. From 2003 to October 2008, Mr. Kadi was Vice President of Operations for Milk Specialties Company, a manufacturer of nutritional and health products for the food and feed industries. From 1999 to 2003, Mr. Kadi was Director of Manufacturing, Worldwide for Applied Food Biotechnology, a manufacturer of liquid and dry pet food flavors.

J. SCOTT HERBERT has served as Senior Vice President—Sales and Marketing since May 2007 and was Vice President—Agriproducts of the Company from September 2002 to May 2007. Prior thereto, Mr. Herbert served as Vice President—Feed Ingredient Marketing of the Company’s principal subsidiary, Omega Protein, Inc., since March 1998, and as Director of Fish Meal Sales and in various other sales capacities with the Company since 1992.

THOMAS R. WITTMANN has served as Director of Manufacturing Services since January 2009 and as Vice President—Operations from October 2002 through January 2009. Prior thereto, Mr. Wittmann served as the General Manager of the Company’s Abbeville, Louisiana facility since 1997 and served in various other Company positions since 1985.

MICHAEL E. WILSON has served as President of the Company’s wholly-owned subsidiary, Omega Shipyard, Inc., since June 1997. Since July 1998, he has also served as the Company’s Vice President—Marine Operations and, prior thereto, served as the Company’s Coordinator of Marine Engineering and Maintenance. Mr. Wilson joined the Company in 1985 and served in various operating capacities until 1996.

GREGORY P. TOUPS, has served as the Company’s Controller and Vice President since May 2008, as Controller from May 2005, and as Assistant Controller from March 2005 to May 2005. Prior thereto, Mr. Toups was employed by the accounting firms Kushner LaGraize LLC, from November 2001 to March 2005, and by PricewaterhouseCoopers, LLP, from January 1998 to November 2001.

COMPENSATION DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2008

Overview

This section provides an overview of our executive compensation program and policies, the material compensation decisions that we made with regard to our 2008 compensation, as well as the material factors that we considered in making those decisions, and the policies that we intend to use to guide 2009 compensation decisions.

Unless otherwise indicated, this section refers only to the compensation of those individuals whom we refer to as our “Named Executive Officers.” These executive officers are:

•	Joseph L. von Rosenberg III, Chairman of the Board, Chief Executive Officer and President

•	Robert Stockton, Chief Financial and Accounting Officer and Executive Vice President

•	John D. Held, Executive Vice President, General Counsel and Secretary

•	J. Scott Herbert, Senior Vice President—Sales and Marketing

•	Thomas Wittmann, Vice President – Operations (prior to January 2009)

Our compensation program is subject to the oversight of the Compensation Committee (“Committee”) of our Board of Directors. The Committee is composed of Paul M. Kearns (Chairman), Dr. Gary L. Allee and Gary R. Goodwin. The Committee determines the compensation to be paid to the Chief Executive Officer (the “CEO”) and other senior management of the Company. The Committee’s review has historically focused on those executive officers who have the greatest opportunity to influence the achievement of strategic corporate objectives. In 2008, the Committee reviewed and approved the compensation for all Named Executive Officers who had an annual base salary of greater than $175,000. The Committee also determines the compensation to be paid to the Company’s independent directors unless otherwise undertaken by the Board.

Our ability to hire and retain executives and employees with the requisite skills and experience to develop, expand and execute business opportunities is essential to our success and the success of our stockholders. While we hope to offer a work environment in which employees can find attractive career challenges and opportunities, we also understand that employees have choices regarding where they pursue their careers and that the compensation that we offer plays a significant role in their decision to choose us as their employer.

Our compensation program is designed to support the successful recruitment, development and retention of executive employees in order to achieve our business objectives, emphasize our corporate values and optimize long-term financial returns. Because we believe that employee continuity and retention of institutional knowledge are important goals, we believe that our compensation programs must support the retention of our key employees.

Committee Authority

The Committee operates under a written charter adopted by the Board of Directors. The Committee meets at various times during the year and may also act on occasion by unanimous written consent. During 2008, the Committee met five times and acted eight times by unanimous written consent. The Chairman of the Committee reports on the Committee’s activities at meetings of the Board of Directors.

To fulfill its responsibilities, the Committee:

1.	Provides direction to the Company in connection with executive compensation and benefits for the executive team.

2.	Reviews individual performance and approves the compensation of the CEO.

3.	Evaluates the CEO’s performance and achievement of corporate goals, either as a committee or together with other independent directors, and determines the CEO’s compensation level based on such evaluation.

4.	After considering the recommendations of the CEO, reviews the compensation structure and determines the compensation of officers and senior employees of the Company, in each case who earn an annual base salary in excess of $175,000.

5.	Approves, on behalf of the Board, employment agreements or similar arrangements, or amendments to existing employment agreements or similar arrangements, for officers of the Company.

6.	Evaluates and makes recommendations to the Board with respect to the adoption, substantive modification, or termination of any benefit plan of the Company.

7.	Administers any incentive or equity-based compensation plans approved by the Board in accordance with the responsibilities assigned to the Committee under those plans.

8.	Unless otherwise undertaken by the Board, approves the compensation of the Company’s independent directors.

2008 Review

In 2008, the Committee undertook an extensive review of the compensation program for our senior management. As part of that review, the Committee retained Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) as its independent compensation consultant to assist and advise the Committee on matters related to executive compensation. The firm was selected by the Committee based on its national reputation and expertise. In connection with its engagement, Towers Perrin reviewed our total direct executive compensation program for selected senior management positions, as well as the various components of that program, and produced a report summarizing its findings for the Committee in May 2008. In January 2009, the Committee also retained A.G. Ferguson & Associates, Inc. (“AGF”) to confirm and update portions of the Towers Perrin report on certain issues associated with long-term incentive pay practices. AGF had previously been engaged by the Committee on executive compensation matters in prior years.

In connection with its consideration in 2008 of financial and accounting issues associated with equity awards, Harry O. Nicodemus IV, Chairman of the Company’s Audit Committee, served as an advisor to the Committee, although Mr. Nicodemus did not vote as a Committee member.

Annual Base Salary Review. Towers Perrin compared the Company’s current base salaries for our five Named Executive Officer positions to marketplace base salaries for similar positions. Towers Perrin used the 2008/2009 Survey Report on Top Management Compensation published by Watson Wyatt for general industry companies with annual revenues of between $100 million and $499 million. (Our 2008 revenues were $177 million). The base salaries of three of the Named Executive Officer positions (including the CEO) were below the 50% percentile for similar positions in the Watson Wyatt survey and the base salaries of two of the Named Executive Officer positions were above the 50% percentile for similar positions in the Watson Wyatt survey.

Annual Incentive Opportunity Review. Towers Perrin did not review our annual target incentive opportunity compared to marketplace target annual incentive opportunity because we do not have any target annual incentive opportunity for our senior management; historically, any cash bonuses have been paid on a discretionary basis and have not been based on formulaic targets. Accordingly, no comparisons were possible for target annual incentive levels. Towers Perrin did, however, provide data on marketplace target annual incentive opportunities for similar positions from the Watson Wyatt survey.

Annual Total Cash Compensation Review. Towers Perrin reviewed our senior managements’ total cash compensation (base salary plus last discretionary cash bonus paid (in 2007)) compared to marketplace actual salary plus annual incentive using the Watson Wyatt survey. In that comparison, our base salary plus last discretionary cash bonus was approximately equal to or in excess of the 75% percentile for marketplace actual salary plus annual incentive for each of the Named Executive Officer positions.

Long-Term Equity Incentive Award Review. Towers Perrin did not review our annualized long-term equity incentive stock award program (stock options, restricted stock, phantom stock, etc) because we do not have a practice or regular program of granting long-term equity incentives. For example, neither the CEO nor the Chief Financial Officer has received an equity incentive grant since 2000, and the last equity incentive grant to a Named Executive Officer occurred in 2004. Towers Perrin did provide data on marketplace equity incentive values on an annual basis for the Named Executive Officer positions but because we have no equity incentive program in which awards are required to be made annually, no comparisons were made between our equity awards and marketplace equity awards at similar companies.

Towers Perrin also reviewed possible long-term incentive award levels for our senior management (7 positions). Towers Perrin reviewed two cases showing stock option grants to the senior management group valued in the aggregate at approximately $1.0 million at the 50% percentile of marketplace and approximately $1.9 million at the 75% percentile of marketplace.

Towers Perrin reviewed for the Committee typical market practices with regard to executive annual equity incentive programs, based on its internal surveys and its experience with general industry companies, noting that a majority of public companies have such annual equity programs in place. Towers Perrin also reviewed various key attributes of executive annual incentive plans such as eligibility, funding, performance measures, performance to payout ranges, performance expectations and award opportunities, as well as financial indicators such as burn rate (number of shares issued during the year divided by the number of shares outstanding) and earnings per share impact.

The Committee did not implement a long-term equity incentive plan and took no action on incentive equity awards in 2008. In January 2009, the Committee engaged AGF to confirm and update portions of the Towers Perrin report on stock option valuations (due to the decline in worldwide stock market values that occurred in the latter part of 2008) and stock option burn rate.

AGF reviewed possible long-term equity incentive award levels for the Named Executive Officer positions (5 positions). AGF reviewed a case showing stock option grants to the Named Executive Officer positions valued in the aggregate at approximately $1.3 million.

Utilizing the foregoing data, in February 2009, the Committee awarded stock option awards to senior management valued in the aggregate at approximately $1.5 million that are described more specifically below under “Key Elements of Compensation and General Policies – 3. Long Term Equity Incentive Awards.”

Total Compensation Review. Towers Perrin reviewed our actual total direct compensation (“ATDC”) which was defined as (i) base salary, plus (ii) the most recent annual incentive/bonus earned, plus (iii) the estimated value of recent long-term incentive equity grants. (The last component was $0 in our case because no annual equity incentives have been granted to the Named Executive Officers in 2008 or several years prior thereto). Towers Perrin compared the ATDC for the Named Executive Officers to similar positions in the Watson Wyatt survey.

Employment Agreement Review. Towers Perrin reviewed the employment agreements and change of control agreements with our Named Executive Officers and concluded that the key terms of these agreements were generally in-line with market practices.

Key Elements of Compensation and General Policies

Key Elements. The key elements of our executive compensation program are: (i) base salary, (ii) annual cash bonuses, (iii) long-term equity incentive awards, and (iv) perquisites and generally available benefit programs. Our general policies as formulated by the Committee with respect to the four components of compensation are discussed below.

Background. The Committee has considered three major factors which have historically substantially impacted the Company’s performance:

•

Cost of Production. The Company’s cost of production is heavily correlated to the amount of its annual fish catch. The amount of fish catch is dependent upon important factors outside of management’s control such as weather and fish availability.

•

Amount of Production. The amount of annual product produced by the Company is dependent upon the amount of annual fish catch, as well as the oil yield derived from that fish catch which has fluctuated from year to year due to biological factors. Both fish catch and oil yields are largely outside of management’s control.

•

Prices for Products. Prices for FAQ fish meal and unrefined fish oil are set in a world commodity market which is largely outside of management’s control. These commodity prices determine to a large extent what the Company is able to charge for most of its products.

Based on its consideration of the foregoing factors, the Committee believes that a material portion of Company financial performance is determined by factors beyond management’s control and that therefore, incentive plans (both equity and cash) based on specific financial targets (stock price, revenue growth, net profit growth, cash flow, return on equity, and earnings per share) may not necessarily reflect the innovativeness, dedication and creativity that Company management may bring to bear on a business that is heavily susceptible to outside influences.

1. Base Salary. We pay our executive officers a base salary to compensate them for their services and to provide a steady source of income. The Committee has generally reviewed and established the base salaries of the CEO and certain other officers on an annual basis, although it has not made any changes in senior officer base salaries since 2002 (except in the case of one officer’s base salary increase of $60,000 in connection with his promotion and increased responsibilities in 2007, and another officer’s base salary increase in 2007 of $9,600). In establishing base salaries, the Committee considers the importance of the particular position, the skills required for that position, the uniqueness of those skills, the individual’s qualifications and experience with the Company, the individual’s leadership ability, as well as the Committee’s own subjective assessment of the individual’s performance. The Committee has also historically considered as a factor generally prevailing marketplace data for similarly based positions and has done so with a general compensation philosophy that executive officer base salary compensation should generally be between the 50th and 75th percentile of the marketplace base salary for the respective position (generally with an inclination that the CEO, Chief Financial Officer and General Counsel positions be targeted nearer to the 75th percentile and all other officer positions be targeted nearer to the 50% percentile). The Committee has not used any mechanical formulations or weighting of any of the factors it considers.

The Committee made no changes to annual base salaries for the Named Executive Officers for 2009.

2. Annual Cash Bonuses. We pay annual cash bonuses to our executive officers to award performance. The Committee has generally granted performance awards in the form of cash bonuses for the CEO and certain other officers on an annual basis. These bonuses have been determined at the Committee’s unrestricted discretion, taking into account the importance of the position, the Committee’s subjective assessment of the individual’s performance, and the CEO’s subjective evaluation of the performance of other executives. The Committee does not use any mechanical formulations or weighting of any of the factors it considers, although the Committee gives individual performance more emphasis and weight than Company financial or operational performance.

The Committee has adopted a discretionary approach to determining the amounts and timing of cash bonuses. The Committee believes this approach preserves maximum flexibility because the performance of the Company’s business is dependent to a material extent on factors outside of management’s control, making pre-determined formulas and metrics too rigid and simplistic to correlate directly to performance by management. The Committee does not target bonus opportunities at any particular percentage of total compensation or base salary. The Committee believes that targets inappropriately restrict its ability to award performance and effort and could even, in some cases, be distracting to employees and create temptations to take short-sighted corporate actions relevant to that specific target instead of long-term decisions that build value.

Because of the factors discussed above, the Committee has generally elected to make its determination regarding annual cash bonuses at the end of each fiscal year, once Company performance and individual performance for that year can be reviewed and assessed, rather than attempt to pre-determine the amount of cash bonuses prior to the commencement of a fiscal year pursuant to a mechanistic formula.

The Committee awarded discretionary bonuses to the senior management group for 2008 based on its subjective assessment of each individual’s performance and the CEO’s subjective evaluation of the performance of the other executives. The Committee awarded our CEO a discretionary bonus of $632,500 for 2008. The factors considered in determining the CEO’s bonus are described below under “CEO Compensation.”

3. Long-Term Equity Incentive Awards. We make long-term equity incentive awards to align the long-term interests of our executive officers with the Company’s management and stockholders. Under the Company’s 2006 Incentive Plan, the Committee may award non-qualified or incentive stock options, restricted stock, performance awards by reference to performing units (cash) or performance shares (shares of common stock) and stock-based awards payable in shares of common stock, cash or combination thereof related to such shares, including, but not limited to, stock appreciation rights settled in cash or common stock.

The Committee believes that the 2006 Incentive Plan enables the Company to attract, retain and incentivize highly-qualified and experienced managers and other key personnel. Under the Plan, the Committee is responsible for establishing who receives awards, and the size, duration and type of each award, as well as the terms and conditions of each award. In making its determinations, the Committee considers the CEO’s recommendations regarding awards for other officers and employees, the individual’s position and level of responsibility, and the Committee’s subjective assessment of the individual’s performance.

The Committee has historically utilized only non-qualified stock options because they are relatively easy to administer, are generally well understood as a compensation mechanism by their recipients and have provided an appropriate level of incentive. However, the Committee could in the future utilize restricted stock awards or share performance units because these types of awards may be less dilutive overall then stock options and because these types of awards, depending on their terms, may allow the recipient some compensation benefit in the event that the share price does not appreciate.

As noted above, the Company does not have an equity incentive program in which awards are made on a regular basis. Historically, the Committee has utilized its discretion as to when and in what amounts to make equity award grants. The last time a Named Executive Officer received an equity award grant was in 2004, and neither the CEO nor the Chief Financial Officer has received an equity award grant since 2000. In addition, the Committee made no incentive awards to any Company officers in 2008.

In February 2009, the Committee made grants of 642,500 non-qualified stock option awards to the following Company officers:

Name	Title	Number of Stock Options Granted
Joseph L. von Rosenberg III	Chief Executive Officer and President	375,000
Robert W. Stockton	Executive Vice President And Chief Financial Officer	100,000
John D. Held	Executive Vice President, General Counsel and Secretary	100,000
J. Scott Herbert	Senior Vice President—Sales and Marketing	55,000
Joseph E. Kadi	Senior Vice President—Operations	12,500

These options vest annually in one-third increments, have a 10-year term, and have an exercise price of $4.02, the fair market value of the Company’s common stock on the date of grant. The Committee valued these 642,500 options at $2.29 per share which was the FAS 123R value calculated by AGF for an aggregate value of approximately $1.5 million.

In making these grants, the Committee considered various ranges and estimated valuations for possible equity incentive awards described in the Towers Perrin report and the AGF report, the effect of the stock option award on the officer’s total compensation, the length of time since the officer’s last equity award, the amount of equity already owned by management, the importance of the particular position, the Committee’s own subjective assessment of the individual’s performance, and the CEO’s subjective evaluation of the individual performance of other executives. The Committee did not use any mechanical formulation or weighing of any of the factors it considered, although the Committee did give individual performance more emphasis than the other factors.

The Committee also took into account the effect of the total number of options granted on the Company’s historical three-year average “burn rate” (number of options granted during the year divided by the number of shares outstanding for that year). The Committee noted that the Company’s three-year average burn rate was 0.6% which was below the 2.9% three-year average burn rate of the Russell 3000 Food and Beverage Index. The additional stock option grants increased the Company’s three-year average burn rate to 1.53%, a percentage that was below the corresponding 2.9% percentile in that peer group index.

4. Perquisites and Benefit Programs. We provide certain perquisites and benefit programs to our senior management in order to provide them with more time and energy to devote to Company matters. Our perquisite and benefit programs are discussed below.

We have entered into an agreement with each Named Executive Officer pursuant to which the officer will be entitled to receive severance benefits upon certain termination events, including a change of control, or in some instances upon the occurrence of certain enumerated events following a change of control. The events that trigger payments following a change of control are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment within a certain period following the change of control. We believe these agreements will: (i) assure the executives’ full attention and dedication to our business, free from distractions caused by personal uncertainties and risks related to a pending or threatened change of control, (ii) assure the executives’ objectivity for stockholders’ interests, (iii) assure the executives of fair treatment following a change of control, and (iv) assist in retaining key talent during uncertain times.

In December 2008, we entered into amendments to the employment agreements of each of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel in order to comply with the provisions of

Sections 409A and 280G of the Internal Revenue Code. These amendments, in addition to certain technical changes made to comply with Section 409A, also had the effect of removing three executive benefits: (i) the 18-month continuation of health, life and other welfare benefits under existing Company plans after certain terminations of employment, (ii) the 36-month continuation of health, life and other welfare benefits under existing Company plans after termination of employment following a change in control, and (iii) the payment of interest by the Company to the executives for certain amounts due to the executive and not paid or reimbursed by the Company.

Assuming a termination of employment on December 31, 2008 and a then current COBRA monthly premium of $1,421.41, the estimated value forfeited by each executive by entering into these amendments was $25,585 in the case of the 18-month continuation of benefits and $51,170 in the case of the 36-month continuation of benefits.

We have entered into an indemnification agreement with each of our directors and officers. These indemnification agreements provide for the Company to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, and advance their expenses incurred as a result of a proceeding as to which they may be indemnified. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Nevada law and are in addition to any other rights the indemnitee may have under the Company’s Articles of Incorporation, Bylaws or applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced officers and directors. We also cover such persons under directors’ and officers’ liability insurance policies.

We offer health, welfare and retirement programs to all eligible employees. The Named Executive Officers are eligible to participate in these same benefit programs on the same basis as all employees generally. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and disability insurance. We also provide an Executive Medical Plan to each qualifying Named Executive Officer, as shown in the Summary Compensation Table, which reimburses the officer for certain medical, pharmacy, dental and vision expenses not fully reimbursed by our benefit plans that cover all employees generally. The aggregate cost of this Executive Medical Plan to the Company in 2008 was $40,225.

We offer a 401(k) retirement plan that is intended to supplement the employee’s personal savings and social security. All of our employees are generally eligible to participate in the 401(k) plan and the Named Executive Officers participate on the same basis as all of our employees. At our discretion, we may make a matching contribution to each participating employee’s 401(k) account and we did so in 2008. Our contributions in 2008 for each Named Executive Officer are set forth in the Summary Compensation Table. We froze our pension plan in 2002 and accordingly, our employees, including the Named Executive Officers, no longer receive any years of service credit under this pension plan.

We have provided a Company-owned vehicle to each Named Executive Officer, as shown in the Summary Compensation Table, because we believe that the use of such vehicles by the Named Executive Officers in the course of their employment is in our interest and will further our business purposes. The Named Executive Officers are allowed to make personal use of the vehicles, which the Committee believes to be appropriate additional compensation.

We do not provide any of our officers or directors with any reimbursements for country club memberships, private aircraft use, personal financial or tax advice, housing, apartment or other living expenses, or security expenses.

Other Policies

Except as described above under “Key Elements of Compensation and General Policies,” the Committee has not adopted any policies regarding the allocation of (i) long-term compensation and current compensation,

(ii) cash compensation and non-cash compensation, and (iii) different types of long-term compensation, because in each case, the Committee desires to maintain maximum flexibility when making its compensation determinations.

The Committee has not adopted a policy regarding when cash bonuses or long-term incentive awards are granted in order to maintain maximum flexibility. For any particular fiscal year, cash bonuses have generally been paid later in the fourth quarter for that fiscal year or in the first quarter immediately following that fiscal year, once the Committee has evaluated Company and individual performance for that fiscal year. Long-term incentive awards have not been granted in accordance with any schedule or particular time of the month or year. The Committee does not coordinate the timing of equity-related awards with the release of any Company material non-public information or the filing of any Company SEC reports.

The Committee has not adopted any equity or security ownership requirements or guidelines for executive officers. While the Committee encourages Company equity ownership by its officers and directors, it considers individual decisions on investment and capital allocation to be private matters. The Committee has also not created a policy with regard to the adjustment or recovery of awards or payments if the relevant Company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. As noted above, we have historically not utilized plans which relate specifically to the achievement of specific financial or operational targets and therefore the Committee believes that this scenario is unlikely to occur.

The Committee has not analyzed any formulaic relationships between the CEO’s compensation and the compensation of any Named Executive Officer or any other employee (whether in the aggregate or as a multiple) because the Committee does not believe those relationships are relevant to the compensation for any particular individual. The Committee reviews compensation for each executive individually, not collectively, because it believes individual initiative is better managed by individual review.

Input from the CEO is considered by the Committee regarding base salaries, annual bonuses, equity incentive awards and other benefits for other officers and senior employees and is given substantial weight by the Committee.

Delegation of Authority to the CEO for Certain Officers and Employees

The Committee may delegate authority to individuals or Board subcommittees when it deems appropriate, subject to the restrictions of any incentive plan or plans, provided that any Board subcommittees are composed entirely of independent directors.

The Committee has delegated to the CEO the authority to approve changes in base salary and to determine annual cash bonuses for any officer or employee who earns an annual base salary of less than $175,000. The Committee delegated this authority because it believed that the CEO was in an inherently better position than the Committee to access the subjective and objective performances of employees at this level. The Committee has imposed the following guidelines for the CEO when making his determination of base salary and any cash bonus compensation for these employees:

•	Any increase in base salary to $175,000 or greater must be approved in advance by the Committee.

•

Any payment of cash bonus compensation (whether through a performance based sales or other plan or through a discretionary award) in any single fiscal year that is greater than 100% of an employee’s annual base salary must be approved in advance by the Committee.

The CEO has adhered to these guidelines. In 2008, the Committee did not approve any salary or bonus increases in connection with these guidelines.

CEO Compensation

The Committee met in December 2008 and considered bonuses for the CEO and certain other Named Executive Officers. The Committee awarded Mr. von Rosenberg a bonus of $632,500 for 2008. The Committee awarded this bonus to acknowledge Mr. von Rosenberg’s leadership efforts in connection with the Company’s rebuilding efforts after the severe damages suffered by two of the Company’s three Gulf Coast plants in connection with Hurricane Ike, as well as his development and pursuit of strategic initiatives. Additionally, while this factor was not the primary determinant, the Committee also noted the Company’s financial performance in 2008 had improved when compared to 2007.

As noted above, in February 2009, the Committee made a non-qualified stock option grant to Mr. von Rosenberg of 375,000 stock options.

The Committee made no changes to Mr. von Rosenberg’s base salary of $425,000. The Committee noted that it had not approved any annual base salary increase for Mr. von Rosenberg since November 2002, when his annual base salary was increased from $380,000 to $425,000 and that Mr. von Rosenberg has served with the Company in differing capacities since 1993.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 per person on the amount of compensation that may be deducted by the Company in any one fiscal year with respect to each of the Named Executive Officers. This deduction limitation, however, does not apply to certain “performance based” compensation. It is possible that the Committee may approve compensation in the future that will not meet these requirements in order to ensure competitive levels of compensation for its executive officers.

Compensation Committee Report

The Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10K for filing with the Securities and Exchange Commission.

Dated: March 23, 2009

Respectfully submitted,

Paul M. Kearns (Chairman)

Dr. Gary L. Allee

Gary R. Goodwin

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2008, the Compensation Committee consisted of Mr. Kearns (Chairman), Dr. Allee, and Mr. Goodwin. None of Mr. Kearns, Dr. Allee or Mr. Goodwin had any relationships or transactions with the Company or its subsidiaries required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K under the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual compensation for the Company’s Principal Executive Officer, Principal Financial Officer and its other three most highly compensated executive officers in 2008 (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2008, 2007 and 2006.

SUMMARY COMPENSATION TABLE FOR THE

FISCAL YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($)(1)		Total ($)
Joseph L. von Rosenberg III President and Chief Executive Officer	2008 2007 2006	$ $ $	425,000 425,000 425,000	$ $ $	632,500 632,500 550,000	(2)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	34,845 21,437 17,424	$ $ $	1,092,345 1,078,937 992,424

Robert W. Stockton Executive Vice President and Chief Financial Officer	2008 2007 2006	$ $ $	271,000 271,000 271,000	$ $ $	431,250 431,250 375,000	(2)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	21,732 19,844 22,420	$ $ $	723,981 722,094 668,420

John D. Held Executive Vice President, General Counsel and Secretary	2008 2007 2006	$ $ $	245,000 245,000 245,000	$ $ $	431,250 431,250 375,000	(2)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	20,307 18,111 17,975	$ $ $	696,557 694,361 637,975

J. Scott Herbert Senior Vice President— Sales and Marketing	2008 2007 2006	$ $ $	216,000 192,385 156,000	$ $ $	125,000 125,000 67,000		$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	20,934 18,392 19,466	$ $ $	361,934 335,777 242,466

Thomas R. Wittmann Vice President— Operations	2008 2007 2006	$ $ $	159,600 159,600 150,000	$ $ $	27,500 55,000 65,000		$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	17,542 23,077 34,686	$ $ $	204,642 237,677 249,686

(1)	The reported amounts represent (i) life insurance premiums paid by the Company on the employee’s behalf in 2008 ($1,638 for Mr. von Rosenberg, $1,638 for Mr. Stockton, $1,638 for Mr. Held, $1,516 for Mr. Herbert, and $1,123 for Mr. Wittmann), (ii) Company matching contributions in 2008 to the employee’s 401(k) plan account ($9,200 for Mr. von Rosenberg, $9,200 for Mr. Stockton, $9,200 for Mr. Held, $9,200 for Mr. Herbert, and $7,532 for Mr. Wittmann), (iii) value of personal use of Company vehicle in 2008 based on the number of personal miles utilized ($8,302 for Mr. von Rosenberg, $4,190 for Mr. Stockton, $2,765 for Mr. Held, $3,514 for Mr. Herbert and $2,182 for Mr. Wittmann), (iv) the officer’s pro-rata portion ($6,704) of the cost of the Company’s Executive Health Care Plan which had an aggregate cost to the Company in 2008 of $40,225 and in which six executive officers participated in 2008, and (v) for Mr. von Rosenberg, the cost to the Company of $9,000 for maintaining an additional office for his business use outside the Company’s headquarters.
(2)	These bonus payments were paid in March 2007 and relate primarily to 2006 year performance.

Grant of Plan Based Awards

No Named Executive Officer received any Company equity or non-equity incentive awards in the fiscal year ended December 31, 2008.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “—Employment and Severance Agreements” and “—Potential Payments Upon Termination or Change of Control” below for the material terms of employment agreements with our Named Executive Officers. See

“Compensation Discussion and Analysis for the Year Ended December 31, 2008” for a discussion of our executive compensation program and policies and other related information. See footnotes to the Summary Compensation Table for narrative with respect to that table.

Outstanding Equity Awards at Fiscal Year End

The following table shows the numbers and values of option awards and stock awards previously granted to our Named Executive Officers and outstanding on December 31, 2008:

OUTSTANDING EQUITY AWARDS AT

FISCAL YEAR ENDED DECEMBER 31, 2008

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph L. von Rosenberg III	0	0	0			0	$0	0	$0
Robert W. Stockton	81,832	0	0	$1.94	7/18/10	0	$0	0	$0
John D. Held	0	0	0			0	$0	0	$0
J. Scott Herbert	15,000	0	0	$1.65	2/22/11	0	$0	0	$0
Thomas R. Wittmann	0	0	0			0	$0	0	$0

Option Exercises and Stock Vested

The following table shows the numbers and values of stock option exercises and vesting of stock awards during the year ended December 31, 2008 by each of the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED FOR

FISCAL YEAR ENDED DECEMBER 31, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph L. von Rosenberg III	314,000	$2,911,694	0	$0
Robert W. Stockton	328,168	$2,599,501	0	$0
John D. Held	300,000	$1,067,277	0	$0
J. Scott Herbert	5,000	$62,579	0	$0
Thomas R. Wittmann	8,870	$71,404	0	$0

Employment and Severance Agreements

Each of Joseph L. von Rosenberg III, our Chairman of the Board, Chief Executive Officer and President, Robert W. Stockton, our Executive Vice President and Chief Financial Officer, and John D. Held, our Executive Vice President, General Counsel and Secretary, has an employment agreement with the Company that provides for a rolling three-year term, and provides that, in the event of termination of the executive’s employment for death, disability or for Cause (as defined in the agreement), or if the executive voluntarily terminates his employment other than for Good Reason (as defined in the agreement), the Company will pay the executive’s base salary through the termination date. Each agreement also provides that (i) in the event of a termination of employment by the executive for Good Reason (as defined in the agreement) or by the Company without Cause, or (ii) in the event of a Change of Control of the Company, the Company will pay the Executive a lump-sum severance payment equal to 2.99 times the executive’s “base amount” (as defined by Section 280G(b)(3) and 280G(d) of the Internal Revenue Code). The agreement also contains a tax “gross-up” provision such that, if any excise or similar tax is imposed on the executive’s compensation under the agreement, including pursuant to Section 280G or Section 409A of the Internal Revenue Code, the Company will pay additional compensation to the executive to place the executive in the same position he would have been in had no such tax been imposed.

Each agreement contains restrictions on the executive’s use of any Company confidential information. Each agreement also provides that the executive will assign to the Company all worldwide rights in any intellectual property that he develops which relates to the business, products or services of the Company. During the term of his agreement, and for the three years following the termination of his agreement, the executive may not engage, directly or indirectly, in any business or enterprise which is in competition with the Company anywhere in the world, induce any Company employee to leave his or her employment with the Company, or solicit any distributor or customer to amend its business relationship with the Company. The agreements also provide the advancement and reimbursement of the executive’s costs and expenses in conjunction with any disputes relating to the agreement.

J. Scott Herbert, our Senior Vice President—Sales and Marketing, has a change of control agreement with the Company pursuant to which he is entitled to receive a severance of twelve months continuation of his annual base salary in the event of both a Change of Control of the Company (as defined in the agreement) and a termination of his employment by the Company other than for Cause (as defined in the agreement) within a two-year period after that Change of Control.

Thomas Wittmann, our Vice President—Operations prior to January 2009, has an employment agreement with the Company pursuant to which he is entitled to receive a severance of $159,600 payable over a twelve-month period in the event of a termination of his employment by the Company other than for Cause (as defined in the agreement), or a severance of $319,200 payable over a twenty-four month period in the event of a termination of his employment by the Company other than for Cause (as defined in the agreement) which occurs within two years after a Change of Control of the Company (as defined in the agreement). The agreement contains restrictions on the executive’s use of any Company confidential information and also provides that the executive may not accept employment or render assistance to primary competitors of the Company for a three-year period after the date of termination.

Potential Payments Upon Termination or Change of Control

We have entered into employment or severance agreements that will require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change of control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. For a narrative description of the material terms of the Named Executive Officer’s employment agreements and any conditions to the payments upon termination or change of control, see the description under the heading “—Employment and Severance Agreements” above.

The following table describes the potential payments upon a termination of employment or a change of control of the Company for Joseph L. von Rosenberg III, our Chairman of the Board, Chief Executive Officer and President.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination or Good Reason Termination(1)		For Cause Termination	Change of Control of the Company(1)		Death or Disability
Cash Severance Payment(2)	$0	$7,722,487	(3)	$0	$7,722,487	(3)	$0
Health and Life Insurance	$0	$0		$0	$0		$0
Unvested Stock Options	$0	$0		$0	$0		$0
Unvested Deferred Performance Units:	$0	$0		$0	$0		$0
Total:	$0	$7,722,487		$0	$7,722,487	(4)	$0

(1)	Assumes a termination of employment or a Change of Control (as defined in Mr. von Rosenberg’s employment agreement) of the Company immediately after December 31, 2008. Mr. von Rosenberg’s severance benefit under an involuntary not for cause or good reason termination or upon the occurrence of a Change of Control is equal to 2.99 times Mr. von Rosenberg’s “base amount,” defined by Section 280G(b)(3) and 280G(d) of the Internal Revenue Code as the average annual compensation payable to and includable in Mr. von Rosenberg’s gross income for the most recent prior five taxable years (2004-2008).
(2)	For purposes of this analysis, we assumed Mr. von Rosenberg’s relevant annual compensation is as follows for the five year period from 2004 to 2008: average base salary of $425,000, average cash bonus of $523,000, average stock option exercise pre-tax profit amount of $1,634,771, and average stock grant value of $0.
(3)	Paid by the Company in cash as a lump sum within three business days of the date of termination or the Change of Control.
(4)	If the total amount of the severance payment and related obligations were to be found by the Internal Revenue to equal or exceed three times Mr. von Rosenberg’s “base amount,” as defined by Section 280G of the Internal Revenue Code, then Mr. von Rosenberg could incur a parachute exercise tax equal to 20% of the aggregate severance amount. Under Mr. von Rosenberg’s employment agreement, the Company would be obligated to reimburse Mr. von Rosenberg a tax gross-up amount of $2,368,374, which is the amount necessary to place the executive in the same position he would have been in had no such tax been imposed.

The following table describes the potential payments upon a termination of employment or a change of control of the Company for Robert W. Stockton, our Executive Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination or Good Reason Termination(1)		For Cause Termination	Change of Control of the Company(1)		Death or Disability
Cash Severance Payment(2)	$0	$5,526,058	(3)	$0	$5,526,058	(3)	$0
Health and Life Insurance	$0	$0		$0	$0		$0
Unvested Stock Options	$0	$0		$0	$0		$0
Unvested Deferred Performance Units:	$0	$0		$0	$0		$0
Total:	$0	$5,526,058		$0	$5,526,058	(4)	$0

(1)

Assumes a termination of employment or a Change of Control (as defined in Mr. Stockton’s employment agreement) of the Company immediately after December 31, 2008. Mr. Stockton’s severance benefit under an involuntary not for cause or good reason termination or upon the occurrence of a Change of Control is equal to 2.99 times Mr. Stockton’s “base amount,” defined by Section 280G(b)(3) and 280G(d) of the Internal Revenue Code as the average annual compensation payable to and includable in Mr. Stockton’s gross income for the most recent prior five taxable years (2004-2008).

(2)	For purposes of this analysis, we assumed Mr. Stockton’s relevant annual compensation is as follows for the five year period from 2004 to 2008: average base salary of $217,000, average cash bonus of $337,500, average stock option exercise pre-tax profit amount of $1,239,680, and average stock grant value of $0.
(3)	Paid by the Company in cash as a lump sum within three business days of the date of termination or the Change of Control.
(4)	If the total amount of the severance payment and related obligations were to be found by the Internal Revenue Service to equal or exceed three times Mr. Stockton’s “base amount,” as defined by Section 280G of the Internal Revenue Code, then Mr. Stockton could incur a parachute exercise tax equal to 20% of the aggregate severance amount. Under Mr. Stockton’s employment agreement, the Company would be obligated to reimburse Mr. Stockton a tax gross-up amount of $1,689,037, which is the amount necessary to place the executive in the same position he would have been in had no such tax been imposed.

The following table describes the potential payments upon a termination of employment or a change of control of the Company for John D. Held, our Executive Vice President, General Counsel and Secretary.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination or Good Reason Termination(1)			For Cause Termination	Change of Control of the Company(1)			Death or Disability
Cash Severance Payment(2)	$0		$3,328,516	(3)	$0		$3,328,516	(3)	$0
Health and Life Insurance	$0	$			$0	$			$0
Unvested Stock Options	$0		$0		$0		$0		$0
Unvested Deferred Performance Units:	$0		$0		$0		$0		$0
Total:	$0		$3,328,516		$0		$3,328,516	(4)	$0

(1)	Assumes a termination of employment or a Change of Control (as defined in Mr. Held’s employment agreement) of the Company immediately after December 31, 2008. Mr. Held’s severance benefit under an involuntary not for cause or good reason termination or upon the occurrence of a Change of Control is equal to 2.99 times Mr. Held’s “base amount,” defined by Section 280G(b)(3) and 280G(d) of the Internal Revenue Code as the average annual compensation payable to and includable in Mr. Held’s gross income for the most recent prior five taxable years (2004-2008).
(2)	For purposes of this analysis, we assumed Mr. Held’s relevant annual compensation is as follows for the five year period from 2004 to 2008: average base salary of $245,000, average cash bonus of $332,500, average stock option exercise pre-tax profit amount of $535,718, and average stock grant value of $0.
(3)	Paid by the Company in cash as a lump sum within three business days of date of termination or the Change of Control.
(4)	If the total amount of the severance payment and related obligations were to be found by the Internal Revenue Service to equal or exceed three times Mr. Held’s “base amount,” as defined by Section 280G of the Internal Revenue Code, then Mr. Held could incur a parachute exercise tax equal to 20% of the aggregate severance amount. Under Mr. Held’s employment agreement, the Company would be obligated to reimburse Mr. Held a tax gross-up amount of $1,017,359, which is the amount necessary to place the executive in the same position he would have been in had no such tax been imposed.

The following table describes the potential payments upon termination or a change of control of the Company for J. Scott Herbert, our Senior Vice President-Sales and Marketing.

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Involuntary Not for Cause Termination		For Cause Termination	Involuntary or Good Reason Termination (after a Change of Control)(2)		Death or Disability
Cash Severance Payment	$0	$0	(3)	$0	$216,000	(3)	$0
Health and Life Insurance	$0	$0		$0	$0		$0
Unvested Stock Options	$0	$0		$0	$0		$0
Unvested Deferred Performance Units:	$0	$0		$0	$0		$0
Total:	$0	$0		$0	$216,000		$0

(1)	For purposes of this analysis, we assumed Mr. Herbert’s relevant compensation is as follows: current base salary equal to $216,000
(2)	Assumes a termination of employment immediately after December 31, 2008. Mr. Herbert’s severance benefit under an involuntary or good reason termination after a Change of Control (as defined in Mr. Herbert’s employment agreement) is equal to one times his most recent annual base salary.
(3)	Paid ratably by the Company in cash over a one-year period after the date of termination.

The following table describes the potential payments upon termination or a change of control of the Company for Thomas R. Wittmann, who served as our Vice President-Operations in 2008 and who currently serves as our Director of Manufacturing Services.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination		For Cause Termination	Involuntary or Good Reason Termination (after a Change of Control		Death or Disability
Cash Severance Payment	$0	$159,600	(1)	$0	$319,200	(2)	$0
Health and Life Insurance	$0	$0		$0	$0		$0
Unvested Stock Options	$0	$0		$0	$0		$0
Unvested Deferred Performance Units:	$0	$0		$0	$0		$0
Total:	$0	$159,600		$0	$319,200		$0

(1)	Paid ratably by the Company in cash over a one-year period after the date of termination.
(2)	Paid ratably by the Company in cash over a two-year period after the date of termination.

Retirement Plans

The Company maintains a defined benefit plan for its employees (the “Pension Plan”). The table below shows the estimated annual benefits payable on retirement under the Pension Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based on the following assumptions: retirement at age 65, payments of a single-life annuity to the employee (although a participant can select other methods of calculating benefits) to be received under the Pension Plan using current average Social Security wage base amounts, and not subject to any deduction for Social Security or other offset amounts. The retirement benefits listed include both Salary and Bonus as set forth in the Summary Compensation Table above.

The Pension Plan provides that a participant may elect to take early retirement at age 55, provided that the participant has at least ten years of eligible vesting service under the Pension Plan and that he or she is no longer employed by the Company. The benefit formula for early retirement is 50% of the normal retirement benefits at age 65. Currently, Mr. Wittmann is the only Named Executive Officer who is eligible for early retirement under the Pension Plan if his employment with the Company is terminated.

A participant’s benefit is based on the average monthly earnings for the consecutive five-year period during which the participant had his or her highest level of earnings. With certain exceptions, the Internal Revenue Code of 1986, as amended (the “Code”), restricts the annual pension that may be paid by an employer from a plan which is qualified under the Code to an aggregate amount of $160,000 (subject to cost of living adjustments). The Code also limits the covered compensation that may be used to determine benefits to $200,000 (subject to cost of living adjustments).

Pension Plan Table

	Years of Service
Covered Compensation(1)	15	20	25	30	35
$120,000	$16,730	$22,307	$27,883	$33,460	$39,037
$130,000	$18,380	$24,507	$30,333	$36,760	$42,887
$140,000	$20,030	$26,707	$33,383	$40,060	$46,737
$150,000	$21,680	$28,907	$36,133	$43,360	$50,587
$160,000	$23,330	$31,107	$38,883	$46,660	$54,437
$170,000 and higher	$24,980	$33,307	$41,633	$49,960	$58,287

(1)	Represents the highest average annual earnings during five consecutive calendar years of service.

The Pension Plan has been frozen since 2002 so that all employees on the date of the freeze, including the Named Executive Officers, no longer accrue years of service and new employees after the date of the freeze are not eligible to participate in the Pension Plan. The Company has no policies regarding granting of extra years of service under the Pension Plan because none are expected to be granted due to the Pension Plan having been frozen.

The following table shows additional information for the Named Executive Officers in connection with the Pension Plan:

PENSION BENEFITS FOR FISCAL YEAR ENDED DECEMBER 31, 2008

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit as of December 31, 2008 ($)(2)	Estimated Early Retirement Annual Benefit as of December 31, 2008 ($)	Payments During Last Fiscal Year ($)
Joseph L. von Rosenberg III	Omega Protein Pension Plan	4.33	$24,506	N/A	$0
Robert W. Stockton	Omega Protein Pension Plan	5.05	$47,222	N/A	$0
John D. Held	Omega Protein Pension Plan	2.38	$10,267	N/A	$0
J. Scott Herbert	Omega Protein Pension Plan	10.15	$22,332	N/A	$0
Thomas R. Wittmann	Omega Protein Pension Plan	17.30	$85,863	$7,715	$0

(1)

The number of years of credited service is less than each Named Executive Officer’s actual years of service because the Pension Plan was frozen in 2002 and no further years of service were accrued after that date. If the actual years of service were to be the applicable criteria, then the number of years of credited service would be: Mr. von Rosenberg—12, Mr. Stockton—11, Mr. Held—8, Mr. Herbert—16, and Mr. Wittmann—23.

(2)	The present values were calculated using the same interest rate and mortality assumptions as are used for valuations under FASB Statement No. 87 for financial reporting purposes. The present values as of December 31, 2008 were determined using: (i) a 6.25% discount rate, and (ii) the plan’s normal retirement age of 65. The present values reflect postretirement mortality rates based on the RP2000 Mortality Table with Blue Collar Adjustment Projected with Scale AA to 2010. No decrements were included for preretirement termination, mortality or disability.

Other Items

The Company does not provide any of its officers or directors with any reimbursements for country club memberships, private aircraft use, personal financial or tax advice, housing, apartment or other living expenses, or security services.

COMPENSATION OF DIRECTORS

Directors who are determined to be independent by the Board of Directors are paid fees for services rendered as members of the Board of Directors and its committees. See “Election of Directors – Independent Directors” for the definition of director independence and how this definition is applied. In 2008, each independent director received an annual retainer fee of $25,000 that was paid in four equal quarterly installments. In 2008, the Presiding Director for the Board’s executive sessions received an annual retainer of $10,000 that was paid in four equal quarterly installments. Each independent director also receives a fee of $2,000 for each Board meeting attended, either in person or telephonically, and a fee of $1,000 for each Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee meeting attended, either in person or telephonically. In 2008, each independent director of the Scientific Committee received an annual retainer fee of $1,000 that was paid in four quarterly installments and did not receive any meeting fees.

In 2008, each independent director of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee received an annual Committee retainer of $2,500 that was paid in four equal quarterly installments for each committee on which he serves. Each independent director who serves as a Chairman of the Audit Committee, Compensation Committee, or Corporate Governance and Nominating Committee receives, in lieu of that $2,500 annual retainer, an annual Committee Chair retainer fee of $10,000 for each Chair, payable in four equal quarterly installments. In 2007, each independent director of the Special Committee also received a fee of $1,000 for each Special Committee meeting attended.

Under the Company’s 2006 Incentive Plan (the “Plan”), upon joining the Board, each independent director is granted options to purchase 14,200 shares of Common Stock at fair market value (defined in the Plan as the average of the high and low of the Common Stock’s trading price on that day) on the date of grant. In addition, on each date of the regular Annual Meeting of Stockholders of the Company, each independent director receives stock options under the Plan to purchase 10,000 shares of Common Stock at fair market value on the date of grant. All stock options granted to directors under the Plan vest six months and one day after the date of grant.

The Plan also allows independent directors to elect to take all or a portion of their annual retainer fees and meeting and per diem fees in Common Stock in lieu of cash. On or before the last day of each calendar quarter, an independent director may elect to receive a percentage of such fees during the quarterly period immediately following his election date in shares of Common Stock. The number of shares to be received will be determined on the first business day of the month immediately following the completion of such quarterly period by multiplying the amount of the director’s fees for such quarterly period by his elected percentage and dividing that result by the fair market value per share on such date.

The following table shows amounts earned by the Company’s independent directors in 2008 in connection with their Board or Committee memberships with the Company.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED DECEMBER 31, 2008

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Gary L. Allee(2)	$68,000	0	59,670	0	0	0	$127,670
Gary Goodwin(3)	$57,875	0	59,670	0	0	0	$117,545
Paul M. Kearns(4)	$57,500	0	59,670	0	0	0	$117,170
Dr. William E. M. Lands(5)	$48,500	0	59,670	0	0	0	$108,170
Harry O. Nicodemus IV(6)	$56,500	0	59,670	0	0	0	$116,170

(1)	These amounts reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R, for awards granted under our 2006 Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 12 – “Benefit Plans” to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair market value of the stock option awards was calculated in accordance with FAS 123R as follows: 10,000 stock option grants under the Plan on May 27, 2008 to Messrs. Allee, Kearns, Lands, Goodwin and Nicodemus with an exercise price of $13.41 per share and with an expiration date of May 27, 2018 and which vested six months and one day after the date of grant were valued at $59,670.
(2)	As of December 31, 2008, Dr. Allee owned 10,000 stock options and 16,708 shares of Common Stock.
(3)	As of December 31, 2008, Mr. Goodwin owned 10,000 stock options and no shares of Common Stock.
(4)	As of December 31, 2008, Mr. Kearns owned 84,200 stock options and no shares of Common Stock.
(5)	As of December 31, 2008, Dr. Lands owned 90,000 stock options and 25,896 shares of Common Stock.
(6)	As of December 31, 2008, Mr. Nicodemus owned 64,200 stock options and no shares of Common Stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding our equity compensation plans as of December 31, 2008:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	605,268	$7.26	14,587,800
Equity compensation plans not approved by security holders	0	0	0
Total	605,268	$7.26	14,587,800

(1)	Includes options outstanding under the Company’s 2006 Incentive Plan and 2000 Long-Term Incentive Plan. The 2000 Long-Term Incentive Plan is no longer utilized although any unexercised and outstanding stock options issued under that Plan remain outstanding. The total number of shares of Common Stock available for issuance under the Company’s 2006 Incentive Plan is equal to the lesser of (i) 25% of the shares of Common Stock that are outstanding on the last day of each calendar quarter (approximately 4.7 million shares as of December 31, 2008), or (ii) 15 million shares.

BOARD REVIEW, APPROVAL OR RATIFICATION OF RELATED PARTY TRANSACTIONS

The Company’s Corporate Governance Guidelines (available on the Company’s website at www.omegaproteininc.com) provide that prior to any transaction or series of similar transactions, including any indebtedness or guarantee of indebtedness, with a Related Party (defined below) in which the aggregate amount involved is expected to exceed $120,000 in any calendar year (“Related Party Transactions”) the Board of Directors must review the material facts and approve such transaction. If advance approval is not feasible, then the Board must ratify the Related Party Transaction at its next regularly scheduled meeting or the transaction must be rescinded. In making its determination to approve or ratify, the Board should consider such factors as (i) the extent of the Related Party’s interest in the Related Party Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Party Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the Related Party Transaction.

For purposes of this determination, “Related Party” means:

a.	Any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year); or

b.	Any person or group who is a greater than 5% beneficial owner of the Company’s then outstanding voting securities; or

c.	Any immediate family member of any of the foregoing, which means any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in such person’s home (other than a tenant or employee); or

d.	Any firm, corporation or other entity in which any of the foregoing persons has a 10% or greater beneficial ownership interest.

The Board did not consider any Related Party Transaction in 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Common Stock, to file reports of their beneficial ownership (Forms 3, 4, and 5, and any amendment thereto) with the SEC and the NYSE. Executive officers, directors, and greater-than-ten percent holders are required to furnish the Company with copies of the forms that they file.

To the Company’s knowledge, all filings applicable to its executive officers, directors, greater-than-ten percent beneficial owners and other persons subject to Section 16 of the Exchange Act were timely filed in 2008 except for a Form 4 filing by Robert W. Stockton, Executive Vice President and Chief Financial Officer, which reported one day late a stock option exercise of 2,300 shares, and a Form 4 filed by Joseph L. von Rosenberg III, Chairman of the Board, Chief Executive Officer and President, which reported one day late a stock option exercise of 500 shares.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, which firm has served as the Company’s independent registered public accounting firm for the past five fiscal years, to conduct an audit, in accordance with generally accepted auditing standards, of the Company’s financial statements for the fiscal year ending December 31, 2009. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire. This selection is being submitted for ratification at the meeting.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2008 and 2007 are set forth below.

	2008	2007
Audit Fees(1)	$571,200	$519,000
Audit-Related Fees(2)	$5,000	$12,450
All Other Fees(3)	$0	$5,500
Total	$576,200	$536,950

(1)	Audit fees are fees paid to PriceWaterhouseCoopers LLP for professional services related to the audit and quarterly reviews of the Company’s financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees are fees paid to PricewaterhouseCoopers LLP for services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported above under “Audit Fees”.

(3)	Other fees paid to PricewaterhouseCoopers LLP with respect to the fiscal year ended December 31, 2007 related to due diligence reviews.

None of the fees paid to the independent auditors under the categories Audit-Related, Tax and All Other Fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Audit Committee and the Board of Directors. The full text of the Audit Committee’s charter may be viewed at the Company’s website at www.omegaproteininc.com.

All three of the Audit Committee members are independent and financially literate as determined by the Board under applicable standards set by the NYSE, the Exchange Act and the Board. In addition, the Board has determined that Mr. Nicodemus is an “audit committee financial expert” as defined under applicable regulations.

The Audit Committee’s report for fiscal year 2008 is set forth below:

In connection with the December 31, 2008 financial statements of the Company, the Audit Committee: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent auditors the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T), and (iii) received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with the independent auditor the independent auditor’s independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Dated: March 6, 2009

AUDIT COMMITTEE

Harry O. Nicodemus IV (Chairman)

Dr. Gary L. Allee

Dr. William E. M. Lands

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and it shall not otherwise be deemed filed with the SEC.

Vote Required. The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers LLP. The Company’s Articles of Incorporation and Bylaws do not require that stockholders ratify the appointment of the Company’s independent registered public accounting firm. The Company is seeking ratification because the Company believes that this is a good corporate governance practice. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, but may ultimately determine to retain PricewaterhouseCoopers as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE EACH RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2009.

OTHER MATTERS

The Board of Directors is not presently aware of any matters to be presented at the Annual Meeting other than the election of directors and the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. If, however, other matters are properly brought before the Annual Meeting, the enclosed Proxy Card gives discretionary authority to the persons named therein to act in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Pursuant to the Company’s Bylaws, stockholder proposals to be presented at the fiscal year 2010 Annual Meeting of Stockholders of the Company must be received by the Company by no later than 90 days before the date of the 2010 Annual Meeting of Stockholders. In addition to any requirements under the federal securities laws, the Company’s Bylaws require that a stockholder proposal notice must contain the following information: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the books of the Company, of the stockholder proposing such business, (iii) the class and number of shares of the stock of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. If timely notice of a stockholder proposal is not given, then the proposal may not be brought at the 2010 Annual Meeting of Stockholders.

Under applicable securities laws, stockholder proposals must be received by the Company no later than 120 days prior to April 24, 2010 to be considered for inclusion in the Company’s proxy statement relating to the 2010 Annual Meeting of Stockholders or, if the Company changes the date of the 2010 Annual Meeting by more than 30 days from the date of the 2009 Annual Meeting, then stockholder proposals must be received by the Company a reasonable time before the Company begins to print and mail its proxy statement for the 2010 Annual Meeting of Stockholders.

Stockholder proposals must be mailed to Omega Protein Corporation, to the attention of the Secretary, 2105 City West Boulevard, Suite 500, Houston, Texas 77042.

THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, TO INTERESTED STOCKHOLDERS ON REQUEST. THE COMPANY WILL ALSO FURNISH TO ANY SUCH PERSON ON REQUEST ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT. REQUESTS FOR COPIES SHOULD BE DIRECTED TO JOHN D. HELD, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OMEGA PROTEIN CORPORATION, 2105 CITY WEST BOULEVARD, SUITE 500, HOUSTON, TEXAS 77042.

ANNUAL REPORT

The Company’s Annual Report to Stockholders containing audited financial statements for 2008 is being mailed with this Proxy Statement to all stockholders of record.

By order of the Board of Directors

JOHN D. HELD Executive Vice President, General Counsel and Secretary

0

OMEGA PROTEIN CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OMEGA PROTEIN CORPORATION

The undersigned hereby appoints Joseph L. von Rosenberg III, Robert W. Stockton and John D. Held and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Omega Protein Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on June 12, 2009 or at any adjournment or postponement thereof, as follows:

Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

OMEGA PROTEIN CORPORATION

June 12, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting of Stockholders, Proxy Statement, proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2008 are available at omegaproteininc.com/annualmeeting

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230000000000001000 9

061209

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X

1. ELECTION OF DIRECTORS to hold office until the 2012 Annual Meeting and until his successor is elected and qualified.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Harry O. Nicodemus IV

Gary R. Goodwin

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2009

FOR AGAINST ABSTAIN

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), “FOR” PROPOSAL 2, AND AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

Please complete, sign and promptly mail this proxy in the enclosed envelope.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Stockholder Date: Signature of Stockholder Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.